REPUBLIC OF GUINEA
Work – Justice – Solidarity

MINSTRY OF MINES AND GEOLOGY
OFFICE OF THE MINISTER
                       ____________________

ORDER

A/2010/0925/MMG/SGG
Authorising a share transfer between SCS Corporation and DANA Petroleum

THE MINISTER OF MINES AND GEOLOGY

Considering the Statement N° 001/CNDD of 23 December 2008 regarding the real seizure of power by the National Council for Democracy and Development, suspension of the Constitution and dissolution of the Government;

Considering Ordinance N° 119/PRG of 23 September 1986 regarding the Petroleum Code of the Republic of Guinea;

Considering Ordinance N° 006/PRG/CNDD of 29 December 2008 regarding the creation of the function of Prime Minister, Head of the Government;

Considering the Minutes of the CNDD Meeting of 6 January 2010, appointing the Minister of National Defence and 2nd Vice President of the CNDD as Interim President of the Republic;

Considering the Interim President’s Address on 6 January 2010, requesting the selection of a Prime Minister Head of the national Unity government from the ranks of the opposition;

Considering the Ouagadougou Agreements dated 15 January 2010, appointing the Minister of national Defence and 2nd Vice President of the CNDD as Interim President of the Republic, President of the Transition;

Considering Decree N° 001/PRG/SGPRG/2010 of 19 January 2010 regarding the Appointment of the Prime Minister, Head of the national Unity Government of the Transition;

Considering Decree N° 003/PRG/CNDD/SGPRG/2010 of 3 February 2010 regarding the Restructuring of the Government;

Considering Decree N° 005/PRG/CNDD/SGG/2010 regarding the appointment of the members of the national Unity Government of Transition;

Considering the application by SCS Corporation dated 4 December 2009, requesting authorisation for the transfer by SCS Corporation to Dana Petroleum (E&P) Limited of a 23% participating interest in the Production Sharing Contract;

Considering Decree N° 168/PRG/86 of 23 September 1986 regarding application of the Petroleum Code.

O R D E R S

Article 1:                      In application of the provisions of articles 13 and 17 of the Petroleum Code, the share transfer of 23% of the interests in the PSC by SCS Corporation to DANA Petroleum (E&P) Limited, a company under English law, whose registered office is located at Pellipar House, 9 Cloak Lane, London EC4 2RU, England, subject of the letter dated 4 December 2009 sent by SCS Corporation to the Minister of Mines and Geology, is hereby authorised.

Article 2:                      The share transfer referred to in article 1 above shall be transmitted to the Management Committee for Petroleum Operations for information purposes.

Article 3:                      This Order, effective from the date of its signature, shall be registered and published in the Official Journal of the Republic.

Conakry, 12 April 2010
The Minister of Mines and Geology
(signed)

Mahmoud THIAM

Copies:

PRG	1
Prime Minister’s Office	1
SGG	6
MMG	2
MEF	1
SCS/DANA	2/13